UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2005

UNUMPROVIDENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11834	62-1598430
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices)(Zip Code)

(423) 294-1011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2005, the Compensation Committee of the Board of Directors of UnumProvident Corporation established performance goals and target awards for executive officers for fiscal year 2005 under the Management Incentive Compensation Plan of 2004. The Committee established performance matrices based on factors and weights for the overall enterprise and different business units and subsidiaries. The factors established were for the enterprise - operating income, return on equity and earned premium; for US Brokerage business - operating income, expense ratio, earned premium and sales; Colonial operations – operating income, sales and expense ratio; Unum Limited – operating income, sales, expense ratio and earned premium; GENEX – revenue, operating income; and investment operations – investment income, purchase spreads and credit quality. The Committee also established a threshold based on ratio of operating earnings available for payment of debt and dividends. Target awards were established for each participant, expressed as a percentage of base salary based on achievement under one or a combination of the performance matrices for the enterprise or respective business units and subsidiaries. Actual bonuses payable for fiscal year 2005 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the applicable performance goals approved by the Compensation Committee. The maximum bonus opportunity for an executive is 200% of his or her target award. As provided in the Plan, the Compensation Committee may exercise discretion to reduce, but not increase, the amount of bonus payable, regardless of the achievement of performance goals.

On February 28, 2005, the Compensation Committee also established performance goals and target awards for executive officers for fiscal year 2005 for awards under the Company’s long-term incentive program to be issued from the Stock Plan of 1999. The Committee established a performance matrix for vesting in these awards based on operating income, return on equity and capital generation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UnumProvident Corporation
(Registrant)

Date: March 4, 2005.	By:	/s/ Susan N. Roth
	Name:	Susan N. Roth
	Title:	Vice President, Corporate Secretary and
Assistant General Counsel